                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

             ------------------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MARCH 6, 2001


                                 FIBERMARK, INC.
             ------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


          Delaware                   001-12865              82-0429330
-------------------------------   ----------------  ----------------------------
(State or Other Jurisdiction of   (Commission File  (IRS Employer Identification
        Incorporation)                Number)                  No.)


         161 Wellington Road
             P.O. Box 498
         Brattleboro, Vermont                                 05302
  ----------------------------------                  --------------------------
(Address of Principal Executive Offices)                     (Zip Code)



       Registrant's telephone number, including area code: (802) 257-0365

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     REFERENCES TO "WE", "OUR" AND "US" IN THIS CURRENT REPORT ON FORM 8-K REFER TO FIBERMARK, INC. AND ITS CONSOLIDATED SUBSIDIARIES.

     On March 6, 2001, we entered into a Purchase Agreement with Rexam PLC, Mitek R-1 Holding Company and Rexam CFP Limited, collectively referred to as Rexam, whereby we agreed to purchase the Decorative Specialties International business unit of Rexam, referred to as DSI, for $140.0 million in cash, subject to customary adjustments to reflect working capital changes from September 30, 2000 to closing. DSI is a leading global manufacturer of specialty decorative covering materials serving the publishing, stationery and premium packaging markets, with a particular focus on latex-saturated paper products. A copy of the Purchase Agreement, without exhibits and schedules, is filed as Exhibit 2.1 to this Current Report.

     The acquisition is subject to our obtaining financing to pay the purchase price. We have proposed to raise $225.0 million in a debt offering to finance the acquisition and to repay some of our existing indebtedness. The unaudited pro forma combined consolidated financial data set forth in this Current Report assume that the debt offering will consist of notes in the original principal amount of $225.0 million, bearing interest at 10.5% per annum. However, any notes we actually issue may be on different terms. In addition, we cannot assure you that we will complete the debt offering, in which case we would have to try to obtain financing from other sources, which may not be available on acceptable terms, if at all.

     A copy of the press release we issued on March 7, 2001 with respect to the acquisition is filed as Exhibit 99.1 to this Current Report.

                           FORWARD LOOKING STATEMENTS

     Some of the matters discussed in this Current Report may constitute forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" "seeks" "approximately," "intends" "plans" "estimates," or "anticipates" or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this Current Report which are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this Current Report concerning or relating to pro forma financial information and estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. We cannot assure you that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. In addition, the DSI acquisition is subject to the following risks and uncertainties:

    The integration of DSI into our operations following the acquisition will involve a number of risks. In particular:

    - DSI may experience attrition among its skilled labor force following the public announcement of the pending acquisition, and we may experience further attrition of skilled workers as we consolidate plants following the acquisition; and

    - plant consolidation may strain our ability to deliver products of acceptable quality from consolidated facilities.

    The integration process could disrupt the activities of the two businesses that are being combined. The combination of the two companies will also require, among other things, coordination of administrative and other functions and consolidation of production capacity.

    Failure to overcome these challenges or any other problems encountered in connection with the acquisition of DSI could harm our financial condition, results of operations and competitive position.

    Our integration plan for the DSI acquisition assumes certain cost savings and other benefits. Some of the assumed potential annualized cash cost savings are reflected in the pro forma financial data included in this Current Report. The potential cost savings are based on analyses performed by our management. These analyses necessarily involve assumptions as to future events, including the ease of transferring production to different facilities, assumed operating costs and competitive factors, as well as general business and industry conditions, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions are reasonable, actual results could differ. We cannot assure you that unforeseen factors will not offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to estimates in this Current Report.

                               THE DSI ACQUISITION

DSI'S BUSINESS

    DSI has conducted business under the ownership of Rexam PLC since 1993. DSI has operated as an independent business with its own sales, technical service, product development, manufacturing and logistics functions, although it currently depends on Rexam PLC for various administrative, financial and technical support services.

    Upon completion of the DSI acquisition, giving effect to the DSI acquisition as if it had occurred on January 1, 2000, decorative specialties will become our largest product family. On a pro forma basis, decorative specialties accounted for 27.9% of our 2000 net sales. DSI is the industry leader worldwide in latex-saturated decorative coverings. DSI adds multiple coatings and embossing to impart a full range of decorative treatments. DSI's lightweight colored saturated products are sold under a variety of trade names, such as Kivar, Skivertex, and Lexotone, which are well known worldwide within our markets. In graphic white saturated grades, DSI competes in the higher end segments of the book cover and photo album markets. DSI's Kivar Performa Type 2 is a recognized premier brand for use in textbook covers and is specified by a majority of state governments in the United States. DSI's coated cloth line operates under the Redbridge name. To attain full-line supplier status, DSI purchases some substrates, such as bonded leather, coated color kraft and vinyl, from third-party manufacturers and uses its own coating expertise to finish its products.

    DSI has developed some growth-oriented markets for its latex-saturated products in applications such as wallpaper and banners, focusing on advantages such as environmental impact, ink receptivity and durability. The customer base of the decorative specialties product family tends to be quite diverse, consisting of leading high-end publishing, printing and packaging companies.

    In addition to book covers and packaging, DSI's products are used as passport covers, diploma cases, game boards, jean labels, carpet labels and ring binders. DSI has recently developed new lines of commercial wallpaper substrates and banners to expand the range of applications for DSI's saturated paper products. DSI's products are primarily sold to leading printing, publishing and packaging companies. Major customers include R.R. Donnelly & Sons Company, Quebecor World, Inc. and Lehigh Press. DSI's products are sold to customers throughout the world, with customers based in North America representing 76.0% of its 2000 sales.

    We view DSI's experience and flexibility in manufacturing as a key advantage. DSI is one of only two integrated color latex-saturated paper manufacturers in the world, and its ability to combine base stock manufacturing capabilities with its range of coating and converting assets provides advantages in terms of cost and responsiveness to DSI's specialty markets customers.

    The base materials for our decorative specialties products will be manufactured in current DSI facilities or one or more of FiberMark's existing facilities. DSI's converting operations will complement FiberMark's current converting operations, enabling us to maintain the flexible manufacturing capabilities required in this market. A listing of DSI's six current production facilities can be found under the caption "Business--Properties" appearing elsewhere in this offering memorandum.

PROPERTIES

    The following table depicts all of our properties after giving effect to the DSI acquisition.

                                                                            OWNED/     SQUARE
FIBERMARK FACILITIES                               TYPE OF FACILITY         LEASED      FEET
--------------------                               ----------------        --------   --------
Brattleboro, Vermont.............................  Mill/Converting/        Owned       200,000
                                                   Corporate Headquarters
Fitchburg, Massachusetts.........................  Mill/Converting         Owned       255,000
Warren Glen, New Jersey..........................  Mill/Converting         Owned       299,000
Hughesville, New Jersey..........................  Mill/Converting         Owned        88,000
Beaver Falls, New York (closed 1/29/99)..........  N/A                     Owned       100,000
Owensboro, Kentucky (closed 1/14/98).............  N/A                     Owned        47,000
Rochester, Michigan..............................  Mill/Converting         Owned        96,000
Richmond, Virginia (scheduled to close April       Mill/Converting         Leased      112,000
  2001)..........................................
Quakertown, Pennsylvania.........................  Converting              Owned       165,000
Bruckmuhl, Germany...............................  Mill/Converting         Owned       275,698
Feldkirchen/Westerham, Germany...................  Mill/Converting         Owned       223,396
Lahnstein, Germany...............................  Mill/Converting         Owned       188,585

DSI FACILITIES
West Springfield, Massachusetts..................  Mill/Converting         Owned       158,000
Johnston, Rhode Island(1)........................  Converting              Owned        80,000
Lowville, New York...............................  Converting              Owned       103,000
Brownville, New York.............................  Mill/Converting         Owned       123,000
Bolton, England (Red Bridge).....................  Converting              Owned        70,000
Reading, Pennsylvania............................  Converting              Leased      188,000
South Hadley, Massachusetts......................  Administration          Leased       24,211

------------------------

(1)  Plus 28,000 sq. ft of warehouse space in Cranston, Rhode Island

    Our corporate headquarters is located in Brattleboro, Vermont. Most facilities offer web production capabilities, mostly for paper, but often with the inclusion of synthetic or specialty fibers producing composite materials. In addition, Feldkirchen/Westerham contains a meltblown unit for producing synthetic nonwoven materials. Most of our facilities also include some level of finishing or converting capabilities, such as laminating, coating, saturating or embossing, and may be quite extensive. In addition, we began leasing 75,000 square feet of warehouse space in Brattleboro in January 2001. We maintain international sales offices in Kowloon, Hong Kong, and Annecy, France, as well as at our corporate headquarters and at our four European facilities.

REASONS FOR THE ACQUISITION

    We believe that DSI complements our existing business and offers significant opportunities for us to achieve operational cost savings and marketing synergies. We expect the DSI acquisition to lead to fixed-cost savings from the consolidation of some of DSI's papermaking and converting capacity with our existing plants, enabling us to close some facilities. DSI will increase the breadth of our cover material product lines in markets such as specialty packaging, book production and publishing, printing and office products. We expect DSI's relationships with distributors to provide expanded distribution opportunities for our existing decorative covering materials, particularly in Europe. We expect DSI's technical and coating expertise to enable us to enhance further the aesthetic appeal and variety of our existing product lines. We also expect to benefit from our respective price advantages for raw materials.

TERMS OF THE ACQUISITION

    We will acquire all of the stock of the subsidiary of Rexam PLC that conducts the DSI business in the United States, as well as substantially all of the assets of a U.K. subsidiary that are used in the DSI business. In this manner, we will acquire DSI's product lines, six production facilities and associated equipment, other fixed assets, inventories, contracts, intellectual property and accounts receivable. Rexam will retain the cash and cash equivalents of its U.K. subsidiary.

                    SELECTED HISTORICAL FINANCIAL DATA--DSI

    The following table sets forth selected historical combined financial and operating data of DSI for each of the last five years. The data has been derived from DSI's audited combined financial statements and notes, except for the income statement data for the year ended December 31, 1996, which was derived from DSI's unaudited combined financial statements. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--DSI" and the combined financial statements and notes set forth in this Current Report.

                                                           YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------
                                              1996        1997       1998       1999       2000
                                            ---------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
CONSOLIDATED INCOME STATEMENT DATA:
Net sales.................................   $76,928    $82,856    $106,392   $120,432   $137,546
Cost of sales.............................    57,593     61,647      79,617     85,760     96,855
                                             -------    -------    --------   --------   --------
  Gross profit............................    19,335     21,209      26,775     34,672     40,691
Selling, general and administrative
  expenses................................    13,196     12,809      15,928     17,362     18,657
Restructuring charge......................       740       (200)         --      1,294         --
                                             -------    -------    --------   --------   --------
  Income from operations..................     5,399      8,600      10,847     16,016     22,034
Interest expense..........................     4,368      3,354       3,075      6,186      8,809
                                             -------    -------    --------   --------   --------
  Income before taxes.....................     1,031      5,246       7,772      9,830     13,225
Provision for income taxes................       860      2,447       3,609      4,153      6,111
                                             -------    -------    --------   --------   --------
  Net income..............................   $   171    $ 2,799    $  4,163   $  5,677   $  7,114
                                             =======    =======    ========   ========   ========

OTHER CONSOLIDATED DATA:
EBITDA....................................   $10,374    $13,620    $ 16,943   $ 22,474   $ 29,216
EBITDA margin.............................      13.5%      16.4%       15.9%      18.7%      21.2%
Depreciation and amortization.............   $ 4,975    $ 5,020    $  6,096   $  6,458   $  7,182
Capital expenditures......................     3,155      3,759       5,447      5,874      7,519

                                                                AT DECEMBER 31,
                                             -----------------------------------------------------
                                               1996        1997       1998       1999       2000
                                             ---------   --------   --------   --------   --------
                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash.......................................   $     9    $     9    $    54    $    426   $    177
Working capital............................    10,395      9,285     11,256      15,712     19,853
Property, plant and equipment, net.........    33,733     30,136     36,157      38,031     39,619
Total assets...............................    73,688     66,776     89,678     141,424    146,977
Total debt.................................        --         --         --          --         --
Owners' net investment and accumulated
  other comprehensive income...............    58,137     48,542     67,358      74,559     77,538

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--DSI

    DSI is a leading manufacturer of high quality covering materials serving the publishing, stationery and fancy packaging industries. DSI's covering products include latex saturated paper, cloth and leather-based material. DSI currently operates two paper mills with saturation capability and four converting plants. Five of the facilities are located in the United States and one is located in the United Kingdom.

    DSI acquired certain assets and assumed certain liabilities of the saturated paper business of Pajco Coated Products, L.P. in February 1998 for cash consideration of $21.6 million. FiberMark was, and remains, the owner of the property and facility that houses Pajco's only operations site, located in Lowville, New York. The annualized sales of the Lowville plant in 1998 were approximately $28.4 million. DSI is able to manufacture a significant portion of the base paper requirements for Lowville, and the resulting throughput at DSI's paper mills generated annualized cost savings of approximately $3.8 million. Other synergies were realized by rationalization of base paper grades and balancing production among DSI's converting plants.

    DSI acquired certain assets and assumed certain liabilities of Red Bridge International, referred to as Red Bridge, in the United Kingdom in June 1999 for cash consideration of $8.9 million. Red Bridge's annualized sales were approximately $13.2 million for 1999. Red Bridge expanded DSI's international market participation and provided a new product offering in saturated cloth. DSI manufactures a significant portion of the base paper requirements for Red Bridge resulting in cost savings for the business.

    Late in 1999, DSI undertook a restructuring of its U.S. operations that reduced administrative staff. An expense of $1.3 million for early retirement incentives and employee termination costs was reflected in income for 1999.

    DSI's income from operations improved from $10.8 million in 1998 (10.2% of net sales) to $22.0 million in 2000 (16.0% of net sales). The improvement was largely attributed to the incremental sales and cost savings provided through integration of the acquisitions made in 1998 and 1999, strong demand for DSI's graphic white product used for school textbook covers, improved manufacturing efficiencies and cost reductions related to rationalization of administrative staff.

    The following table sets forth, for the periods indicated, certain statement of income data as a percentage of net sales.

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           2000       1999       1998
                                                         --------   --------   --------
Net sales..............................................   100.0%     100.0%     100.0%
Cost of sales..........................................    70.4       71.2       74.8
                                                          -----      -----      -----
Gross profit...........................................    29.6       28.8       25.2
Selling, general and administrative expenses...........    13.6       14.4       15.0
Restructuring charge...................................      --        1.1         --
                                                          -----      -----      -----
Income from operations.................................    16.0       13.3       10.2
Interest expense.......................................     6.4        5.1        2.9
                                                          -----      -----      -----
Income before taxes....................................     9.6        8.2        7.3
Provision for income taxes.............................     4.4        3.5        3.4
                                                          -----      -----      -----
Net income.............................................     5.2%       4.7%       3.9%
                                                          =====      =====      =====

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    Net sales increased 14.2% to $137.5 million in 2000 from $120.4 million in 1999. The sales growth was primarily attributed to volume growth in DSI's graphic white product line, which increased by $8.1 million. This increase was due to new textbook releases and increases in state funding for education used to purchase textbooks. The acquisition of Red Bridge, completed in June 1999, accounted for $7.6 million of net sales in 1999, and $14.9 million of net sales in 2000, which includes $2.6 million of new sales from cloth products into the U.S. markets as well as the full year impact. Growth in sales due to price approximated $3.3 million as selling prices were increased to offset the rising cost of materials, primarily pulp and latex. These sales increases were offset by decreases in the color product lines.

    Gross margin increased to 29.6% in 2000 from 28.8% in 1999. The increase was primarily due to the favorable impact of increased sales of graphic white product, which improved the sales mix, and to manufacturing efficiencies realized from increased throughput in the paper mills. DSI was able to recover the increase in material costs through its selling prices.

    Selling, general and administrative expenses increased by 7.5% to $18.7 million (13.6% of net sales) in 2000 from $17.4 million (14.4% of net sales) in 1999. The increase was due to the full year effect of the Red Bridge acquisition and inflationary cost increases, offset in part by savings from staff rationalization done in 1999.

    Income from operations increased 37.6% to $22.0 million (16.0% of net sales) in 2000 from $16.0 million (13.3% of net sales) in 1999. This increase was due to higher sales volume, the higher gross margin and the non-recurrence of the restructuring charge recorded in 1999.

    Interest expense represents the cost charged by DSI's parent company on DSI's inter-company balance in the United States and in the United Kingdom. DSI had no third party debt. Interest expense increased by 42.4% to $8.8 million in 2000 from $6.2 million in 1999 due to the increase in working capital employed in the business and the effect of inter-company borrowing for the acquisition of Red Bridge.

    Income taxes were $6.1 million, or 46.2% of taxable income, in 2000, compared with $4.2 million, or 42.2% of taxable income, in 1999.

    Net income for 2000 was $7.1 million, compared with $5.7 million in 1999, which was a 25.3% increase.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Net sales increased 13.2% to $120.4 million in 1999 from $106.4 million in 1998. The sales growth was attributable to higher sales of graphic white products for book covers, increased new product offerings, and the impact of the Pajco acquisition in February 1998 and the Red Bridge acquisition in June 1999. There was no significant impact on 1999 sales relative to 1998 sales from selling price movements.

    Gross profit margin improved to 28.8% in 1999 from 25.2% in 1998. This improvement was due to DSI's internal manufacture of base paper replacing purchased paper and improved manufacturing efficiencies resulting from higher volume throughput in the paper mills.

    Selling, general and administrative expenses increased 9.0% to $17.4 million (14.4% of net sales) in 1999 from $15.9 million (15.0% of net sales) in 1998. This increase was due to the impact of the acquisitions.

    The restructuring charge of $1.3 million in 1999 was due to costs incurred to effect a reduction in administrative staff.

    Income from operations increased 47.7% to $16.0 million (13.3% of net sales) in 1999 from $10.8 million (10.2% of net sales) in 1998. This increase was due to the Red Bridge and Pajco acquisitions, particularly the improved gross margin that resulted from internal manufacturing of the base paper used by Red Bridge and Pajco.

    Interest expense increased to $6.2 million in 1999 compared to $3.1 million in 1998. This increase was due to the higher level of inter-company borrowing from the parent company to fund the acquisitions of Red Bridge and Pajco and the higher level of working capital employed in DSI's business.

    Income taxes were $4.2 million, or 42.2% of taxable income, in 1999, compared to $3.6 million, or 46.4% of taxable income, in 1998.

    Net income for 1999 was $5.7 million, compared with $4.2 million in 1998, a 36.4% increase.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)               Financial Statements of Business Acquired.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Rexam DSI

    We have audited the accompanying combined balance sheets as of December 31, 2000, 1999 and 1998, for Rexam DSI as defined in Note 1, and the related combined statements of income, owners' net investment and accumulated comprehensive income, and cash flows for each of the three years then ended. These financial statements are the responsibility of Rexam DSI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 2000, 1999 and 1998, of Rexam DSI, and the combined results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the U.S.

                                          ERNST & YOUNG LLP

Charlotte, North Carolina
February 5, 2001

                                   REXAM DSI

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $    177   $    426   $    54
  Accounts receivable, less allowance of $493, $445, and
    $316 in 2000, 1999 and 1998, respectively (NOTE 6)......    16,708     12,843     9,563
  Inventories (NOTE 6)......................................    13,532     12,092     8,721
  Prepaid medical expenses (NOTE 8).........................    38,396     38,133        --
  Deferred income taxes (NOTE 4)............................     5,362      4,840     3,402
                                                              --------   --------   -------
    Total current assets....................................    74,175     68,334    21,740
Property, plant and equipment, net (NOTE 6).................    39,619     38,031    36,157
Other assets:
  Goodwill, net of accumulated amortization.................    33,183     35,059    31,781
                                                              --------   --------   -------
    Total assets............................................  $146,977   $141,424   $89,678
                                                              ========   ========   =======

LIABILITIES AND OWNERS' NET INVESTMENT AND ACCUMULATED OTHER COMPREHENSIVE INCOME
Current liabilities:
  Trade payables............................................  $  7,500   $  6,057   $ 4,336
  Accrued salaries, wages and employee benefits.............     4,391      4,730     3,910
  Trade payables to affiliates (NOTE 8).....................        54         92        16
  Notes payable to affiliates (NOTE 8)......................    38,396     38,133        --
  Other accrued liabilities.................................     3,981      3,610     2,222
                                                              --------   --------   -------
    Total current liabilities...............................    54,322     52,622    10,484
Non-current liabilities:
  Deferred income taxes (NOTE 4)............................     4,783      4,523     3,797
  Other (NOTES 5 AND 6).....................................    10,334      9,720     8,039
                                                              --------   --------   -------
    Total non-current liabilities...........................    15,117     14,243    11,836

Owners' net investment and accumulated other comprehensive
  income:
  Owners' net investment....................................    77,196     74,524    67,358
  Accumulated other comprehensive income....................       342         35        --
                                                              --------   --------   -------
    Total...................................................    77,538     74,559    67,358
                                                              --------   --------   -------
    Total...................................................  $146,977   $141,424   $89,678
                                                              ========   ========   =======

                            See accompanying notes.

                                   REXAM DSI

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Net sales...................................................  $137,546   $120,432   $106,392
Cost of sales...............................................    96,855     85,760     79,617
                                                              --------   --------   --------
Gross profit................................................    40,691     34,672     26,775
Selling, general and administrative expenses................    18,657     17,362     15,928
                                                              --------   --------   --------
Income before restructuring charge..........................    22,034     17,310     10,847
Restructuring charge (NOTE 2)...............................        --      1,294         --
                                                              --------   --------   --------
Income from operations......................................    22,034     16,016     10,847
Interest expense............................................     8,809      6,186      3,075
                                                              --------   --------   --------
Income before taxes.........................................    13,225      9,830      7,772
Provision for income taxes (NOTE 4).........................     6,111      4,153      3,609
                                                              --------   --------   --------
Net income..................................................  $  7,114   $  5,677   $  4,163
                                                              ========   ========   ========

                            See accompanying notes.

                                   REXAM DSI

       COMBINED STATEMENT OF OWNERS' NET INVESTMENT AND ACCUMULATED OTHER

                              COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                                               OWNERS'         OTHER
                                                                 NET       COMPREHENSIVE
                                                              INVESTMENT      INCOME        TOTAL
                                                              ----------   -------------   --------
Balance at December 31, 1997................................    $48,542         $ --       $48,542
Net income..................................................      4,163           --         4,163
Change in intercompany financing balances with parents and
  affiliates................................................     22,653           --        22,653
Dividend to parent..........................................     (8,000)          --        (8,000)
                                                                -------         ----       -------
Balance at December 31, 1998................................     67,358           --        67,358

Comprehensive income:
  Net income................................................      5,677           --         5,677
  Foreign currency adjustments..............................         --           35            35
                                                                                           -------
Total comprehensive income..................................                                 5,712
Change in intercompany financing balances with parents and
  affiliates................................................      8,989           --         8,989
Dividend to parent..........................................     (7,500)          --        (7,500)
                                                                -------         ----       -------
Balance at December 31, 1999................................     74,524           35        74,559

Comprehensive income:
  Net income................................................      7,114           --         7,114
  Foreign currency adjustments..............................         --          307           307
                                                                                           -------
Total comprehensive income..................................                                 7,421
Change in intercompany financing balances with parent and
  affiliates................................................      4,558                      4,558
Dividend to parent..........................................     (9,000)          --        (9,000)
                                                                -------         ----       -------
Balance at December 31, 2000................................    $77,196         $342       $77,538
                                                                =======         ====       =======

                            See accompanying notes.

                                   REXAM DSI

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income................................................  $ 7,114    $  5,677   $  4,163
  Adjustments to reconcile net income to net cash provided
    by
    operating activities:
      Depreciation..........................................    5,678       5,006      4,703
      Amortization of intangibles...........................    1,504       1,452      1,393
      Deferred taxes........................................     (262)       (679)         7
      Provision for loss on receivables.....................       50          40         32
      Loss on sale of assets................................       54         157         --
      Changes in operating assets and liabilities:
        Inventories.........................................   (1,634)     (1,185)       222
        Receivables.........................................   (4,112)       (337)     2,581
        Current liabilities.................................    1,140       1,581     (1,589)
        Other non current liabilities.......................    1,138       1,273      2,678
        Payables to affiliates..............................      (32)         76         (3)
                                                              -------    --------   --------
Net cash provided by operating activities...................   10,638      13,061     14,187

Cash flows from investing activities:
  Purchase of property, plant and equipment.................   (7,519)     (5,874)    (5,447)
  Purchase of business......................................       --      (8,947)   (21,633)
                                                              -------    --------   --------
Net cash used in investing activities.......................   (7,519)    (14,821)   (27,080)

Cash flows from financing activities:
  Dividend payments to parent...............................   (9,000)     (7,500)    (8,000)
  Movement in affiliate balances............................    5,632       9,632     20,938
                                                              -------    --------   --------
Net cash provided by (used in) financing activities.........   (3,368)      2,132     12,938
Increase (decrease) in cash and cash equivalents............     (249)        372         45
Cash and cash equivalents, beginning of year................      426          54          9
                                                              -------    --------   --------
Cash and cash equivalents, end of year......................  $   177    $    426   $     54
                                                              =======    ========   ========

                            See accompanying notes.

                                   REXAM DSI

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

DESCRIPTION OF BUSINESS

    Rexam DSI is a world leader in the manufacture of decorative covering materials serving the publishing, stationery, decorative packaging, label and security printing markets. The Business operates primarily in the United States but also has operations in the United Kingdom (UK). Sales are principally concentrated in North America but also extend throughout Europe and Asia. Rexam DSI is a business unit of the Coated Films and Papers Sector of Rexam PLC ("Sector"). Operations of the Business are conducted (a) in the U.S. by Rexam DSI Inc., an indirect wholly owned subsidiary of Rexam PLC and (b) in Europe by Redbridge, a division of Rexam CFP Ltd., a UK company which is an indirect wholly-owned subsidiary of Rexam PLC (collectively "Rexam DSI" or the "Business"). The historical assets, liabilities and results of operations of Redbridge have been extracted from the historical financial statements of Rexam CFP Ltd.

    The Business has one significant customer comprising 8.2%, 10% and 11% of total sales for the years 2000, 1999 and 1998, respectively.

BASIS OF PRESENTATION

    The accompanying combined financial statements, which have been prepared on the basis of accounting principles generally accepted in the United States, include the historical assets, liabilities and results of operations of the Business. They also include the push down of certain transactions and liabilities, which pertain to the operations of the Business, that were recorded in the historical accounting records of Rexam Industries Corp., a U.S. indirect wholly-owned subsidiary of Rexam PLC. The Business receives certain accounting, internal audit, management, treasury, legal, employee benefit administration, tax compliance and commercial insurance administration from Rexam Inc., Rexam PLC, and the Sector Headquarters. No management fee or allocation of costs is charged to the Business for these administrative services. Costs of third party services and fees in these areas which are directly identifiable to the Business are charged to the Business. These are primarily insurance premiums, employee benefit programs, legal fees and franchise taxes.

    Rexam PLC, as indirect parent of the Business, has represented that intercompany financing balances included within Owners' Net Investment, between the Business and Rexam PLC and its other subsidiaries will not be settled upon disposal of the business. As a result, such balances have been treated as permanent capital, and have been classified as Owners' Net Investment in the accompanying combined financial statements. Details of such amounts are in
Note 8.

    All operations of the Business are operated under common control.

    Significant interbusiness accounts and transactions, excluding those involving the parent companies and non-combined affiliates, have been eliminated in combination. Rexam DSI Inc. is funded by a cash pooling system operated in the U.S. by Rexam. All charges to the Business have been deemed to have been paid by the Business, in cash, in the period in which the cost was recorded in the Business's combined financial statements. Allocations of current income taxes payable are deemed to have been remitted, in cash, by the Business in the period the related income taxes were recorded.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED)
    All of the allocations and estimates in the combined financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates may not be necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

FOREIGN CURRENCY TRANSLATION

    The functional currency for Redbridge is the local currency. Financial statements for this business have been translated into United States dollars using period-end rates of exchange for assets and liabilities and average exchange rates as to sales, costs and expenses. The resulting translation adjustments are recorded as a component of other comprehensive income in the combined balance sheets. Gains or losses from foreign currency transactions are included in income in the period in which they occur.

INVENTORIES

    Inventories are primarily valued at the lower of cost or market on a first in, first out basis.

LONG LIVED ASSETS

    Property, plant and equipment are stated at cost, less accumulated depreciation provided primarily on a straight-line basis over the estimated useful lives. Assets held under capital leases are amortized over the estimated useful lives, not to exceed the respective lease terms. Interest expense attributable to the construction of major capital additions is capitalized. There was no interest capitalized in 2000, 1999 or 1998.

    The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over a 40 year period. Amortization of goodwill is $1,504, $1,452 and $1,393 in 2000, 1999 and 1998, respectively.

OWNERS' NET INVESTMENT

    As no direct ownership relationship exists between the business units comprising the Business, Owners' Net Investment is shown in lieu of common stock, paid in capital, retained earnings and intercompany financing balances with parents and affiliates in the combined financial statements.

ACCUMULATED COMPREHENSIVE INCOME

    Accumulated Comprehensive Income is comprised of foreign currency translation.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred. Such costs amount to approximately $1,181, $1,531 and $1,627 in 2000, 1999 and 1998, respectively.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS (CONTINUED) INCOME TAXES

    Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting bases. The current tax provision is calculated on a separate return basis as if the U.S. based Business of Rexam DSI files both a separate federal and state income tax return and the UK based Business files a separate UK income tax return. Income tax amounts payable to Rexam PLC and its other subsidiaries have been classified as intercompany financing balances within Owners' Net Investment.

    Provision has not been made for income taxes on unremitted earnings of Redbridge, as these earnings are considered to be permanently invested.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

2. CHANGES IN OPERATIONS

ACQUISITIONS

    In June, 1999, the Business acquired certain assets and assumed certain liabilities of Redbridge International, a company based in the UK, for a cash consideration of $8,947. Redbridge is engaged in the manufacture, sale and distribution of decorative covering materials. This acquisition was accounted for under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded in the financial statements at their estimated fair values at the acquisition date. Goodwill for this acquisition amounted to $4,716. The Business's combined statement of income includes the results of operations of this business since the date of acquisition.

    In February, 1998, Rexam DSI, Inc. acquired certain assets and assumed certain liabilities from Pajco Coated Products L.P., for a cash consideration of $21,633. Pajco is engaged in the manufacture, sale and distribution of latex saturated paper and leather based products to the decorative covering markets. This acquisition was accounted for under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded in the financial statements at their estimated fair values at the acquisition date. Goodwill for this acquisition amounted to $15,070. The Business's combined statement of income includes the results of operations of this business since the date of acquisition.

RESTRUCTURING

    During 1999, the Business announced a plan to restructure its operation in North America. This resulted in a restructuring charge of $1,294 related to employee termination benefits, early retirement incentives and voluntary separation agreements. As of December 31, 1999, the Business had terminated 8 employees, with no cash payment against the reserve. As of December 31, 2000, $581 of the reserve remained.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

3. LEASES

    Future minimum lease payments under noncancelable operating leases at December 31, 2000 are as follows:

2001........................................................   $  896
2002........................................................      751
2003........................................................      414
2004........................................................       43
                                                               ------
Total minimum lease payments................................   $2,104
                                                               ======

    Rental expense for operating leases is $1,009, $1,193 and $843 in 2000, 1999, and 1998. A lease for the Business's property in Lowville, New York expires in 2002.

4. INCOME TAXES

    The provision for income taxes consists of the following:

                                                               DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Current:
  Domestic:
    Federal.........................................   $5,361     $4,130     $3,116
    State...........................................      848        644        486
  Foreign...........................................      162         58         --
Deferred............................................     (260)      (679)         7
                                                       ------     ------     ------
                                                       $6,111     $4,153     $3,609
                                                       ======     ======     ======

    The tax effects of the significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows:

                                                               DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Assets:
  Deferred compensation and vacation accruals.......   $4,901     $4,478     $3,510
  Inventory and bad debt reserves...................      461        484        414
                                                       ------     ------     ------
  Deferred tax assets...............................    5,362      4,962      3,924
Liabilities:
  Amortization......................................    1,073        749         --
  Depreciation......................................    3,664      3,774      3,797
  Other.............................................       46        122        522
                                                       ------     ------     ------
  Deferred tax liabilities..........................    4,783      4,645      4,319
                                                       ------     ------     ------
  Net deferred tax asset (liability)................   $  579     $  317     $ (395)
                                                       ======     ======     ======

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

4. INCOME TAXES (CONTINUED)
    The following represents a reconciliation between the actual income tax expense and income taxes computed by applying the statutory income tax rate to income before income taxes:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Income tax--statutory rate basis....................   $4,629     $3,441     $2,720
State taxes, net....................................      605        354        199
Goodwill amortization...............................      488        506        488
Other items, net....................................      389       (148)       202
                                                       ------     ------     ------
Income tax expense..................................   $6,111     $4,153     $3,609
                                                       ======     ======     ======

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

    Substantially all US based employees are covered by defined contribution plans or by defined benefit (pension) plans sponsored by Rexam, Inc. Benefits under the defined benefit plans are based on years of service and average final pay or stated amounts.

    For the Business's US based employees, Rexam Inc.'s plan assets were allocated to Rexam DSI based on the estimated plan termination liability as of January 1, 2000. The plan termination liability is based on current PBGC plan termination interest rates, current benefit levels, and PBGC assumptions with estimations where necessary. Rexam Inc. accounts for defined benefit plans for financial reporting purposes using the provisions of SFAS No. 87, "Employers' Accounting for Pensions" issued by the Financial Accounting Standards Board. The Business's expense for defined contribution plans for the years 2000, 1999 and 1998 was $368, $372 and $335, respectively.

    Pension obligations were allocated to the Business based on the Business's individual covered employees. Where not attributable to specific groups, each plan's unrecognized prior service cost and unrecognized net gain were allocated in the proportion of the Business's projected benefit obligation to the total projected benefit obligation of each plan.

    Substantially all UK based employees are covered by defined benefit plans sponsored by Rexam PLC, with benefits based on years of service and final average pay. Rexam PLC's plan assets attributable to the employees of Rexam DSI have been assumed to be equal to the benefit obligation as of January 1, 2001. The benefit obligation only includes active members as Rexam PLC has assumed the pension liability for retired employees,

    Rexam Inc. also provides certain employer subsidized health care and life insurance benefits to qualifying US based retired employees. Qualifying employees are limited to those non bargaining unit employees employed by the Business, prior to its acquisition by Rexam Inc. in 1993, and certain bargaining unit employees. Rexam Inc. accounts for these benefits under the provisions of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions" issued by the Financial Accounting Standards Board. This statement requires employers to accrue the cost of postretirement benefits other than pensions, such as health care, over the working life of employees in a manner similar to that currently used to account for pension costs. Rexam Inc. funds postretirement benefits costs, other than pensions, on a pay-as-you-go basis. Rexam Inc. allocated its post retirement obligations to the Business based on the Business's individual covered employees. Where not attributable to specific groups, unrecognized prior service cost and unrecognized net gain were allocated in the proportion of the Business's projected benefit obligation to the total projected benefit obligation of the Rexam Inc. plan.

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    The change in benefit obligation and plan assets and reconciliation of funded status are as follows:

                                                               DECEMBER 31, 2000     DECEMBER 31, 1999     DECEMBER 31, 1998
                                                              -------------------   -------------------   -------------------
                                                              PENSION     OTHER     PENSION     OTHER     PENSION     OTHER
                                                              BENEFITS   BENEFITS   BENEFITS   BENEFITS   BENEFITS   BENEFITS
                                                              --------   --------   --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year..................   $19,474    $ 5,822    $14,309    $ 6,078    $11,659    $ 4,090
    Service cost...........................................     1,277        147      1,162        161        875        143
    Interest cost..........................................     1,449        436      1,191        398        917        393
    Participant contributions..............................       167         69         81         25         --         29
    Plan amendments........................................        --         --        312       (158)       152         --
    Acquisitions/divestitures..............................        --         --      4,094         --        830      1,518
    Benefits paid..........................................      (648)      (280)      (512)      (269)      (558)      (277)
    Actuarial (gain)/loss..................................      (735)      (375)    (1,163)      (413)       434        182
                                                              -------    -------    -------    -------    -------    -------
  Benefit obligation at end of year........................   $20,984    $ 5,819    $19,474    $ 5,822    $14,309    $ 6,078
                                                              =======    =======    =======    =======    =======    =======
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year...........   $19,700    $    --    $13,529    $    --    $10,783    $    --
    Actual return on plan assets...........................      (420)        --      2,406         --      2,579         --
    Acquisitions/divestitures..............................        --         --      3,978         --        647         --
    Employer contributions.................................       302        211        285        244        142        248
    Participant contributions..............................       167         69         81         25         --         29
    Benefits paid..........................................      (648)      (280)      (512)      (269)      (558)      (277)
    Administrative expenses................................       (72)        --        (67)        --        (64)        --
                                                              -------    -------    -------    -------    -------    -------
  Fair value of plan assets at end of year.................   $19,029    $    --    $19,700    $    --    $13,529    $    --
                                                              =======    =======    =======    =======    =======    =======
RECONCILIATION OF FUNDED STATUS
  Funded status............................................   $(1,955)   $(5,819)   $   226    $(5,822)   $  (780)   $(6,078)
  Unrecognized actuarial gain..............................    (2,310)      (918)    (3,813)      (543)    (1,567)      (168)
  Unrecognized transition obligation.......................         3         --          7         --         11         --
  Unrecognized prior service cost (gain)...................       601       (147)       663       (158)       411         --
                                                              -------    -------    -------    -------    -------    -------
Net liability recognized at year end.......................   $(3,661)   $(6,884)   $(2,917)   $(6,523)   $(1,925)   $(6,246)
                                                              =======    =======    =======    =======    =======    =======
AMOUNTS RECOGNIZED IN THE COMBINED BALANCE SHEETS CONSIST
  OF:
  Accrued benefit liability recognized at year end.........   $(3,661)   $(6,884)   $(2,917)   $(6,523)   $(1,925)   $(6,246)
                                                              =======    =======    =======    =======    =======    =======
ADDITIONAL YEAR END INFORMATION FOR PENSION PLANS WITH
  BENEFIT OBLIGATIONS IN EXCESS OF PLAN ASSETS:
  Benefit obligation.......................................   $16,027               $   243               $ 9,394
  Fair value of plan assets................................    14,072                    --                 8,443
ADDITIONAL YEAR END INFORMATION FOR PENSION PLANS WITH
  ACCUMULATED BENEFIT OBLIGATIONS IN EXCESS OF PLAN ASSETS:
  Projected benefit obligation.............................   $ 5,699               $   243               $   341
  Accumulated benefit obligation...........................     5,425                   236                   332
  Fair value of plan assets................................     5,238                    --                    --
COMPONENTS OF NET PERIODIC BENEFIT COST
  Service cost.............................................   $ 1,277    $   147    $ 1,162    $   161    $   875    $   143
  Interest cost............................................     1,449        436      1,191        398        917        393
  Expected return on plan assets...........................    (1,625)        --     (1,255)        --       (988)        --
  Amortization of prior service cost.......................        62        (11)        60         --         40         --
  Amortization of transitional obligation..................         4         --          4         --          4         --
  Recognized actuarial gain................................      (121)        --         (1)       (38)        (2)        --
                                                              -------    -------    -------    -------    -------    -------
Net periodic benefit cost..................................   $ 1,046    $   572    $ 1,161    $   521    $   846    $   536
                                                              =======    =======    =======    =======    =======    =======
ADDITIONAL LOSS RECOGNIZED DUE TO PURCHASE ACCOUNTING
WEIGHTED AVERAGE ASSUMPTIONS...............................   $    --    $    --    $    --    $    --    $   184    $ 1,518
  Discount rate............................................      7.15%       7.5%      7.22%       7.5%      6.75%      6.75%
  Expected long-term rate of return on plan assets.........      8.48%        --       8.61%        --       9.00%        --
  Rate of compensation increase............................      4.84%        --       4.84%        --       5.00%        --
ASSUMED HEALTH CARE COST TREND
  Initial rate.............................................        --       12.0%
  Ultimate rate............................................        --        5.0%
  Number of years until ultimate rate......................        --          7

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

    A one-percentage-point change in the assumed health care cost trend would have the following effects on other postretirement benefits:

                                                                1%         1%
                                                              POINT      POINT
                                                             INCREASE   DECREASE
                                                             --------   --------
Effect on total of service and interest cost components for
  2000.....................................................    $ 32      $ (31)
Effect on year-end 2000 postretirement benefit
  obligation...............................................    $353      $(330)

6. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                          DECEMBER 31,
                                                 ------------------------------
                                                   2000       1999       1998
                                                 --------   --------   --------
Accounts receivable:
  Trade receivables............................  $ 16,128   $ 12,313   $  9,051
  Other current assets.........................       580        530        512
                                                 --------   --------   --------
                                                 $ 16,708   $ 12,843   $  9,563
                                                 ========   ========   ========
Inventories:
  Raw materials and supplies...................  $  4,849   $  4,340   $  2,980
  Work in process..............................     7,721      6,103      4,422
  Finished products............................       962      1,649      1,319
                                                 --------   --------   --------
                                                 $ 13,532   $ 12,092   $  8,721
                                                 ========   ========   ========
Property, plant and equipment:
  Land.........................................  $    432   $    560   $    362
  Buildings and improvements...................    12,132     12,866     11,949
  Machinery and equipment......................    54,783     48,223     40,890
  Construction in progress.....................     4,591      3,307      3,552
                                                 --------   --------   --------
                                                   71,938     64,956     56,753
  Accumulated depreciation.....................   (32,319)   (26,925)   (20,596)
                                                 --------   --------   --------
                                                 $ 39,619   $ 38,031   $ 36,157
                                                 ========   ========   ========
Other non-current liabilities:
  Accrued pension liabilities..................  $  3,661   $  2,917   $  1,925
  Accrued postretirement benefits..............     6,673      6,279      5,998
  Other........................................        --        524        116
                                                 --------   --------   --------
                                                 $ 10,334   $  9,720   $  8,039
                                                 ========   ========   ========

7. COMMITMENTS AND CONTINGENCIES

    Rexam DSI had committed capital expenditures for investment in plant and equipment of approximately $469 as of December 31, 2000. The Business is aware of certain existing environmental clean up liabilities, however, there has been no action initiated by regulatory authorities or others

                                   REXAM DSI

                             (DOLLARS IN THOUSANDS)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) relative to any of these sites. As a result, no amount has been recorded in the accompanying financial statements.

8. RELATED PARTY TRANSACTIONS

    The Business receives certain accounting, internal audit, management, treasury, legal, employee benefit administration, tax compliance and commercial insurance administration from Rexam. Inc., Rexam PLC, and the Sector headquarters. No management fee or allocation of costs is charged to the Business for these administrative services. Costs of third party services and fees in these areas which are directly identifiable to the Business are charged to the Business. These are primarily insurance premiums, employee benefit programs, legal fees and franchise taxes.

    At December 31, 2000, 1999 and 1998, respectively, the Business had $54, $92 and $16 of net intercompany trade payables due to various subsidiaries of Rexam Inc. or Rexam PLC.

    The Business had sales to affiliated companies totaling $1,197, $768, and $468 for the years 2000, 1999 and 1998, respectively. Expenses totaling $76 was charged from Rexam PLC to the Business in 2000.

    The Business had intercompany financing balances due to its parent companies, Rexam PLC and other affiliated companies. As discussed in Note 1, such balances have been included in Owners' Net Investment. Net amounts outstanding related to these arrangements as of December 31, 2000, 1999 and 1998 total $101,468, $96,910, and $87,921, respectively. Net interest expense is $8,826, $6,186, and $3,075 for each of those years.

    The Business pays a commission expense on certain foreign sales out of the United States to an affiliated company. The affiliate, a foreign sales corporation, will cease transacting with the Business upon a change of ownership control. Commission expense relating to these sales amounts to $2,916, $830, and $682 in 2000, 1999 and 1998, respectively.

    During 1999, the Business entered into an agreement with a U.S. affiliate to exchange all future medical liabilities in the U.S. for the next 15 years for a demand note payable in the amount of $38,102. These future medical costs, which are discounted at 8%, were recorded as a prepaid medical expense at the date of the exchange, and are being amortized over the next 15 years. Amortized medical costs in 2000 and 1999 were $2,895 and $1,337, respectively. Interest on the note is payable monthly at 8%. Interest expense on the note is $3,158 and $1,368 in 2000 and 1999, respectively. In the event of a change of ownership control over the business, the exchange agreement provides for termination and repayment of all due balances. If the business had not entered into this agreement for its U.S. medical liabilities for 2000 and 1999, the interest expense would have been decreased by $3,158 and $1,368 and medical expense would have been increased by $2,806 and $1,496.

9. SUBSEQUENT EVENTS (UNAUDITED)

    Rexam PLC has chosen to focus strategically on developing its position as one of the world's leading consumer packaging companies. On July 25, 2000, Rexam PLC completed an acquisition of American National Can Group, Inc. (ANC). In order to focus on its core business of packaging, Rexam PLC has decided to dispose of the U.S. and foreign operations of businesses comprising the Coated Films and Papers Sector, of which Rexam DSI is part.

(b)               Pro Forma Financial Statements.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma combined consolidated financial data give effect to the following transactions as if they were consummated as of December 31, 2000 with respect to the unaudited pro forma balance sheet and on January 1, 2000 with respect to the unaudited pro forma statement of income:

    - our acquisition of DSI;

    - the issuance of $225.0 million of notes for net offering proceeds of $217.2 million; and

    - repayment of an aggregate of $67.3 million of outstanding indebtedness.

In connection with our acquisition of DSI, we also expect to consolidate some of DSI's papermaking and converting capacity with our existing plants, enabling us to close some facilities. We also expect to make capital expenditures at some existing facilities to accomodate the DSI products. The pro forma data give effect to operating cost reductions in connection with the closing of DSI facilities, as well as the anticipated capital expenditures.

    The pro forma financial statements reflect the purchase method of accounting for the DSI acquisition. We will be the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the acquisition. Income of the combined company will not include income or loss of DSI prior to the acquisition. The pro forma consolidated financial statements reflect preliminary pro forma adjustments made to combine DSI with FiberMark using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements; however, we do not currently have reason to believe that they will materially differ from the final purchase price allocation. The unaudited pro forma consolidated financial data are based upon available information and assumptions that we believe are reasonable.

    As used in this Current Report, EBITDA means the net income we would have shown if we did not take into consideration our interest income and expense, income tax expense and depreciation and amortization charges. This is not a measurement in accordance with generally accepted accounting principles, and you should not consider it to be an alternative to, or more meaningful than, operating income, net income or cash flows as defined by generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA as we define it may not be comparable to EBITDA or similarly titled measures reported by other companies. EBITDA is, however, commonly used by analysts and investors as a principal measure of financial performance in our industry, and is one of the financial measures used by analysts to value us. As a result of restrictions imposed by the terms of existing or future indebtedness and limitations imposed by applicable law upon the payment of dividends and distributions, among other things, amounts reflected as EBITDA are not necessarily available for discretionary use.

    We also refer throughout this Current Report to EBITDA margin, which is EBITDA expressed as a percentage of net sales.

    The pro forma consolidated financial data are for informational purposes only and are not necessarily indicative of the results of our future operations or the actual results that would have been achieved had the DSI acquisition and related transactions been consummated during the periods indicated. You should read the unaudited pro forma consolidated financial data in conjunction with the consolidated historical financial statements of
(i) FiberMark, included in its Annual Report on Form 10-K for the year ended January 31, 2000, and (ii) DSI, which are included in this Current Report.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL
                                                   --------------------     TOTAL          PRO FORMA
                                                   FIBERMARK     DSI      HISTORICAL      ADJUSTMENTS      PRO FORMA
CONSOLIDATED INCOME STATEMENT DATA:                ---------   --------   ----------      -----------      ---------
Net sales........................................  $355,453    $137,546    $492,999                        $ 492,999
Cost of sales....................................   294,237      96,855     391,092        $(18,832)(a)      372,260
                                                   --------    --------    --------        --------        ---------
  Gross profit...................................    61,216      40,691     101,907          18,832          120,739
Selling, general and administrative..............    25,132      18,657      43,789           1,996 (b)       45,785
Sale of technology...............................    (8,422)         --      (8,422)                          (8,422)
Facility closure expense.........................     7,972          --       7,972                            7,972
                                                   --------    --------    --------        --------        ---------
  Income from operations.........................    36,534      22,034      58,568          16,836           75,404
Other expense, net...............................     1,579          --       1,579                            1,579
Interest expense.................................    13,467       8,809      22,276          11,076 (c)       33,352
                                                   --------    --------    --------        --------        ---------
  Income before income taxes.....................    21,488      13,225      34,713           5,760           40,473
Income tax expense...............................     8,629       6,111      14,740           2,989 (d)       17,729
                                                   --------    --------    --------        --------        ---------
Net income.......................................  $ 12,859    $  7,114    $ 19,973        $  2,771        $  22,744
                                                   ========    ========    ========        ========        =========
Pro forma basic earnings per share...............                                                          $    3.33
Pro forma diluted earnings per share.............                                                               3.26

Weighted average shares outstanding--basic.......                                                          6,829,691
Weighted average shares outstanding--diluted.....                                                          6,970,237

OTHER CONSOLIDATED DATA:

EBITDA...........................................                                                          $  95,557
EBITDA margin....................................                                                               19.4%
Depreciation and amortization....................                                                          $  21,732
Capital expenditures.............................                                                             70,117

     NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

The Unaudited Pro Forma Combined Consolidated Statement of Income for the year ended December 31, 2000 reflects the transactions as if they had occurred on January 1, 2000.

    (a) Reflects the following:

Depreciation on anticipated capital expenditures at existing facilities to accommodate DSI products....................  $  1,000
Reduction in operating costs resulting from facility
  closures (1)..............................................   (19,832)
                                                              --------
                                                              $(18,832)
                                                              ========
------------------------

        (1) In December 2000, FiberMark began operating a new paper machine and has capacity to absorb production requirements for facilities targeted to be closed. The company anticipates that it will retain all current DSI sales.

    (b) Reflects the following:

Reversal of amortization of DSI goodwill....................  $(1,504)
Amortization of goodwill acquired...........................    3,610
Increase in medical expenses (2)............................    2,806
Reduction of commission expense to DSI affiliate (3)........   (2,916)
                                                              -------
                                                              $ 1,996
                                                              =======
------------------------

        (2) DSI has an arrangement with an affiliate whereby the affiliate is responsible for DSI employee medical costs. This arrangement will terminate upon acquisition, resulting in higher medical expenses.

         (3) DSI pays a Foreign Sales Corporation (FSC) commission expense to an unconsolidated affiliate. Upon acquisition, this expense will be paid to FiberMark's FSC which is consolidated with FiberMark.

    (c) Reflects the following:

Interest costs on the notes.................................  $23,625
Reversal of interest expense on retired German debt and
  repaid revolving line of credit...........................   (4,387)
Reversal of DSI intercompany interest.......................   (8,809)
Reversal of amortization of financing costs relating to debt
  to be retired.............................................     (128)
Amortization of financing costs relating to the issuance of
  the notes.................................................      775
                                                              -------
                                                              $11,076
                                                              =======

    (d) Reflects the net additional income tax provision as a result of the above adjustments, except the goodwill amortization adjustment, at an effective tax rate of 38%.

Pro forma capital expenditures reflect $20.0 million of anticipated expenditures at existing facilities to accomodate DSI products.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

                             (DOLLARS IN THOUSANDS)

                                                      HISTORICAL
                                                ----------------------     TOTAL       OFFERING     ACQUISITION
                                                FIBERMARK      DSI       HISTORICAL   ADJUSTMENTS   ADJUSTMENTS      PRO FORMA
                                                ---------   ----------   ----------   -----------   -----------      ---------
                                                            ASSETS
Current assets:
  Cash........................................  $ 11,133     $    177     $ 11,310     $129,855 (a)  $(141,165)(e)    $      --
  Accounts receivable.........................    44,902       16,708       61,610                                       61,610
  Inventories.................................    72,360       13,532       85,892                                       85,892
  Other.......................................       776           --          776                                          776
  Prepaid expenses............................        --       38,396       38,396                     (38,396)(f)           --
  Deferred income taxes.......................     4,950        5,362       10,312                       5,700 (f)       16,012
                                                --------     --------     --------     --------      ---------        ---------
    Total current assets......................   134,121       74,175      208,296      129,855       (173,861)         164,290

Property, plant and equipment, net............   194,505       39,619      234,124       20,000 (a)    (15,000)(d)      239,124
Goodwill, net.................................    44,948       33,183       78,131                      75,107 (f)(g)   153,238
Other intangible assets, net..................     6,778           --        6,778        7,473 (b)                      14,251
Other long-term assets........................     1,843           --        1,843                                        1,843
Other pension assets..........................     4,018           --        4,018                                        4,018
                                                --------     --------     --------     --------      ---------        ---------
    Total assets..............................  $386,213     $146,977     $533,190     $157,328      $(113,754)       $ 576,764
                                                ========     ========     ========     ========      =========        =========

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...........  $  9,675     $     --     $  9,675     $ (6,263)(a)                   $   3,412
  Notes payable to affiliates.................        --       38,396       38,396                   $ (38,396)(f)           --
  Trade payables to affiliates................        --           54           54                                           54
  Accounts payable............................    29,786        7,500       37,286                                       37,286
  Accrued liabilities.........................    15,243        8,372       23,615         (105)(c)      5,841 (f)(h)    29,351
  Accrued income taxes........................     3,020           --        3,020                                        3,020
                                                --------     --------     --------     --------      ---------        ---------
    Total current liabilities.................    57,724       54,322      112,046       (6,368)       (32,555)          73,123
Revolving credit line.........................    39,027           --       39,027      (28,615)(a)                      10,412
Long-term debt:
  9.375% 1996 Notes...........................   100,000           --      100,000                                      100,000
  Notes offered hereby........................        --           --           --      225,000 (a)                     225,000
  Bank term loans.............................    32,517           --       32,517      (32,517)(a)                          --
  Other long-term debt........................    10,750           --       10,750                                       10,750
Deferred income taxes.........................    21,439        4,783       26,222                                       26,222
Other long-term liabilities...................    21,808       10,334       32,142                      (3,661)(f)       28,481
                                                --------     --------     --------     --------      ---------        ---------
    Total long-term liabilities...............   225,541       15,117      240,658      163,868         (3,661)         400,865
                                                --------     --------     --------     --------      ---------        ---------
    Total liabilities.........................   283,265       69,439      352,704      157,500        (36,216)         473,988

Stockholders' equity:
  Common stock................................         7                         7                                            7
  Owners' net investment......................        --       77,196       77,196                     (77,196)(i)           --
  Additional paid-in capital..................    64,399                    64,399                                       64,399
  Retained earnings...........................    42,876                    42,876         (172)(c)                      42,704
  Accumulated other comprehensive
    income (loss).............................    (4,299)         342       (3,957)                       (342)(i)       (4,299)
  Treasury stock..............................       (35)                      (35)                                         (35)
                                                --------     --------     --------     --------      ---------        ---------
    Total stockholders' equity................   102,948       77,538      180,486         (172)       (77,538)         102,776
                                                --------     --------     --------     --------      ---------        ---------
    Total liabilities and stockholders'
      equity..................................  $386,213     $146,977     $533,190     $157,328      $(113,754)       $ 576,764
                                                ========     ========     ========     ========      =========        =========

        NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

The Unaudited Pro Forma Combined Consolidated Balance Sheet reflects the transactions as if they had occurred as of December 31, 2000.

    (a) Reflects the issuance of the Notes and application of proceeds therefrom:

Issuance of the notes.......................................  $225,000
Expenses for issuance of the notes..........................    (7,750)
Retirement of German debt-current portion...................    (6,263)
Retirement of German debt-long term.........................   (32,517)
Repayment under revolving line of credit....................   (28,615)
Anticipated capital expenditure spending at existing
  facilities to accommodate DSI products....................    20,000
                                                              --------
                                                              $129,855
                                                              ========

    (b) Reflects the following:

Expenses for issuance of the notes..........................   $7,750
Write off of financing costs and expenses relating to the
  debt to be retired........................................     (277)
                                                               ------
                                                               $7,473
                                                               ======

    (c) Reflects the following:

Write off of financing costs and expenses relating to the
  debt to be retired........................................   $(277)
Tax benefit from above......................................     105
                                                               -----
                                                               $(172)
                                                               =====

    (d) Reflects the following:

Decrease in fair value of property, plant and equipment
  attributable to closure of certain DSI facilities.........  $(15,000)


    (e) Represents the following:

Purchase price..............................................  $(140,000)
Acquisition expenses........................................     (1,000)
Cash at U.K. facility.......................................       (165)
                                                              ---------
                                                              $(141,165)
                                                              =========

        NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

    (f) The acquisition will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations". The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities based upon preliminary estimates of their fair market value, with the remainder allocated to goodwill:

Payment to sellers......................................             $140,000
Acquisition expenses....................................                1,000
Book value of net assets acquired.......................  $(77,538)
Net liabilities excluded or eliminated at acquisition:
  Pension liabilities...................................    (3,661)
  Notes payable to affiliates...........................   (38,396)
  Prepaid expenses......................................    38,396
  Goodwill..............................................    33,183
  Cash at U.K. facility.................................       165
Adjusted book value of net assets acquired..............              (47,851)
                                                                     --------
Increase in basis.......................................             $ 93,149
                                                                     ========
Allocation of increase in basis:
Decrease in fair value of property of property, plant
  and equipment.........................................             $(15,000)
Increase in goodwill....................................              108,290
Accrual for acquisition related severance costs to be
  incurred..............................................               (5,658)
Accrual for additional pension liability................                 (183)
Increase in deferred tax assets.........................                5,700
                                                                     --------
                                                                     $ 93,149
                                                                     ========

    (g) Reflects the following:

Increase in goodwill from allocation of purchase price......  $108,290
Goodwill eliminated at acquisition..........................   (33,183)
                                                              --------
                                                              $ 75,107
                                                              ========

    (h) Reflects the following:

Accrual for acquisition-related severance costs to be
  incurred..................................................  $(5,658)
Accrual for additional pension liability....................     (183)
                                                              -------
                                                              $(5,841)
                                                              =======

    (i) Reflects the elimination of DSI equity balances pursuant to purchase accounting.


(c)               Exhibits.


Exhibit
  No.                    Description
------------------       ------------

2.1 Purchase Agreement, dated March 6, 2001, by and among FiberMark, Inc., Rexam PLC, Mitek R-1 Holding Company and Rexam CFP Limited

23.1                     Consent of Ernst & Young LLP

99.1                     Press Release, dated March 7, 2001

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           FIBERMARK, INC.

Date: March 23, 2001                      /s/  Bruce Moore
                                          -------------------------------
                                          Bruce Moore
                                          Vice President and Chief
                                            Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
  NO.                 DESCRIPTION

2.1 Purchase Agreement, dated March 6, 2001, by and among FiberMark, Inc., Rexam PLC, Mitek R-1 Holding Company and Rexam CFP Limited

23.1                  Consent of Ernst & Young LLP

99.1                  Press Release, dated March 7, 2001